                                                                    Exhibit 11.1

                          TARGETED GENETICS CORPORATION

                        COMPUTATION OF NET LOSS PER SHARE


                                                                   Year Ended December 31,
                                                        -------------------------------------------
                                                            1996            1995           1994
                                                        -------------------------------------------
    Net loss                                            $(26,038,042)   $(9,922,284)   $(8,399,345)

    Shares used in calculating net loss per share:
    Average common shares outstanding                     16,407,928     10,532,950      5,965,728
       Net effect of stock options and warrants
       granted during the 12 months prior to
       the Company's initial public offering
       at less than the offering price,
       calculated using the treasury stock
       method and the offering price of $6.00
       per share, and treated as outstanding
       through March 31, 1994                                      0              0         39,413
                                                        -------------------------------------------
    Total                                                 16,407,928     10,532,950      6,005,141

    Net loss per share                                  $      (1.59)         (0.94)         (1.40)
                                                        ===========================================



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